EXHIBIT 99.1

COMPUMED RESTRUCTURES $4 MILLION LINE OF CREDIT

LOS ANGELES, Dec 17, 2008 -- CompuMed, Inc. (CMPD.OB) (www.compumed.net) - a medical informatics company serving the healthcare community with diagnostic software solutions - today announced that the Company has entered into a new agreement with Boston Avenue Capital, LLC ("BAC") which restructures its $4 million line of credit to provide liquidity and working capital for growth initiatives including acquisitions. The agreement announced today supersedes a previous agreement with BAC announced last February for a revolving line of credit up to $4 million, under which the Company had not yet drawn any advances.

The former agreement obligated the Company to issue 16,000,000 warrants at a variable price based on the trading of its stock price, regardless of any drawdown. Under the new agreement, CompuMed would issue 16,000,000 warrants to BAC only if, and after, a drawdown of funds occurs, and the strike price of the warrants is fixed at $ 2.00 each. Any warrant issuance is subject to shareholder approval.

Prior warrant issuance under the old line of credit has been terminated, and all such warrants have been cancelled.

"We are pleased to announce that CompuMed will continue to have access to the Credit Facility, and now with more favorable terms," said CompuMed President and CEO Maurizio Vecchione. "Today's announcement should allow CompuMed to pursue strategic initiatives despite the currently challenging financing environment."

The new revolving line of credit matures on December 31, 2010, and provides the Company with the right to draw down up to $ 4 million by unanimous board action. Advances under the line of credit shall bear interest at the current three-month London Interbank Offered Rate (LIBOR) currently at about 1.85 percent, payable quarterly, and will be a secured senior obligation of the Company. CompuMed has no obligation to access the facility and will have full control over the amount and the timing of any financing under the facility, subject to certain conditions. These include a change in the composition of the board, absence of certain default conditions, certain costs to keep the credit facility in place and other customary terms. A copy of the facility agreement has been filed by the Company with the SEC under form 8K.

About CompuMed:

CompuMed, Inc. (CMPD.OB) develops and markets products and services that combine advanced imaging with medical informatics. Its focus is on analysis and remote monitoring for patients with cardiovascular and musculoskeletal diseases. The Company has specialized expertise and intellectual property in telemonitoring imaging and analysis designed to improve healthcare provider workflow and patient care while reducing costs. CompuMed's core products, the OsteoGram(R) and CardioGram(TM), are cleared by the FDA and reimbursable by Medicare. The OsteoGram is a non-invasive diagnostic system that has been proven by many clinical studies to provide effective and accurate bone density measurement for screening osteoporosis and assessing hip fracture risk. The OsteoGram has significant cost advantages over other technologies in the marketplace. The CardioGram system is one of the first telecommunication networks designed to remotely interpret electrocardiograms and is used by private practice, as well as government and corporate healthcare providers nationwide. The CardioGram delivers online electrocardiogram interpretations within minutes of receipt and has the additional capability of automatically providing an over-read (i.e., follow-up review) by a cardiologist. CompuMed is headquartered in Los Angeles and distributes its products worldwide both directly and through OEM partners. Visit CompuMed on-line at www.compumed.net.

Statements contained in this press release that are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth, results of contracts and other financial results, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements including statements concerning the Company's plans, objectives, expectations and intentions are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements are subject to uncertainties and risks including, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, product and service demand and acceptance, changes in technology, ability to raise capital, the availability of appropriate acquisition candidates and/or business partnerships, economic conditions, the impact of competition and pricing, capacity and supply constraints or difficulties, government regulation and other risks identified in the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-KSB and Quarterly Reports on Form 10-QSB. All such forward-looking statements are expressly qualified by these cautionary statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect events, conditions or circumstances on which any such statement is based after the date hereof, except as required by law.

CONTACT:

Susan Tellem - Tellem Worldwide, +1 (310) 479-6111 x.1.

stellem@tellem.com